Exhibit 10.119

                              EMPLOYMENT AGREEMENT

This agreement is made as of June 1, 1999 between EcoScience Corporation (the "Company") with its principal place of business at 10 Alvin Court, E. Brunswick, NJ 08816 ("Corporate Headquarters") and KENNETH S. HOLLANDER (the "Employee.")

Whereas, the Company desires to hire the Employee upon the terms set forth in this Agreement and the Employee desires to be employed by the Company based on the terms of this Agreement, the Company and the Employee agree to the following terms and conditions of this Employment Agreement:

Section 1. EMPLOYMENT DUTIES

The Employee shall serve as Senior Vice President and Chief Financial Officer of the Company and report directly to the President/Chief Executive Officer. He shall perform such duties and functions which are consistent with this position and such duties and functions as the President/Chief Executive Officer of the Company may reasonably require. The Employee will perform his duties primarily at the Company's Corporate Headquarters location but may, from time to time, be required to travel to other Company locations or locations of customers or suppliers. Specific duties shall include, but may not be limited to, the following: 1) responsibility for all internal and external financial reporting as may be required by the SEC or other public agencies; 2) responsibility and accountability for overall management of the Company's accounting and finance departments; 3) responsibility for assisting the President/CEO and others in the development and execution of ongoing corporate financial strategies which may include, but not be limited to, debt restructuring, public and/or private offering, mergers and acquisitions, etc.; 4) responsibility for maintaining professional working relationships with the Company's auditors, legal advisors, communications and public relations firms, etc.; 6) responsibility for assisting the President/CEO in ongoing cost reduction reviews and implementation of cost reduction programs; and 7) all other responsibilities which are consistent with the position of Chief Financial Officer of a public company.

Section 2. COMMENCEMENT AND TERM OF EMPLOYMENT

The date of commencement of the Employee's employment will be June 1, 1999 (the "Commencement Date"). The term of this Agreement shall run indefinitely, unless sooner terminated as provided in this Agreement.

Section 3. PERFORMANCE

During the term of this Agreement the Employee shall devote suitable time and effort to the business of the Company and will not engage in consulting work or any other activity on his own behalf or on behalf of another company without the express written concurrence of the Company's President/CEO, except that the Employee shall be entitled to provide consulting services to HumaScan Inc. or any successor company provided that it does not interfere with the Employee's responsibilities to the Company.

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Section 4. COMPENSATION AND BENEFITS

The Company agrees to compensate the Employee as follows:

          (a) The Employee's starting salary, effective June 1, 1999, will be $140,000 per year, paid semi-monthly at the gross rate of $5,833.33 per pay period. The Company agrees that the Employee will receive a pay increase of at least 10% ($14,000) after successfully completing one year of service with the Company. Subsequent salary increases will be at the discretion of the President/CEO.

          (b)  The  Company  will pay the  Employee a one-time  bonus of between
               $20,000 and $25,000 for fiscal year 1999 upon successful completion of all required financial reporting matters and the achievement of certain qualitative measures, to wit: efficiency achieved in the Accounting Department, the morale of the staff and cost effective management of the job, all to the reasonable satisfaction of the President/CEO.

          (c) In the fiscal year 2000, and beyond, the Company will pay the Employee an annual bonus based on attainment of the Company's Profit Plan. If 80% of this Plan is achieved the bonus will equal 15% of the Employee's then current base pay; if 100% of this Plan is achieved the bonus will equal 25% of the Employee's then current base pay; and if 120% of this Plan is achieved the bonus will equal 30% of the Employee's then current base pay. All such bonuses shall be calculated and paid upon completion of the fiscal year audit for that specific year. In the event the minimum target (80%) is not met the President/CEO may, at his sole discretion, choose to pay the Employee a bonus based on certain qualitative issues (see above) or other quantitative issues such as an increase in shareholder value as defined by a rise in the price of common stock or other financial benefits which may accrue to the Company. The Company's Profit Plan will be established by senior management prior to or at the commencement of the relevant fiscal year and will be communicated to the Employee within a reasonable period of time after it is so established.

          (d) The Company shall, concurrent with the Commencement Date, issue to the Employee incentive stock options ("ISOs") for 100,000 shares of the Company's common stock. These ISOs will vest as follows: 20% (20,000) after six (6) months of service; another 20% (20,000) after one (1) year of service; another 30% (30,000) after two (2) years of service; and the final 30% (30,000) after three (3) years of service. All options will vest immediately in the event of a change in control of the Company.

          (e) The Company will pay the Employee a "signing bonus" of $20,000. This bonus will be paid as follows: 50% ($10,000) will be payable no later than fifteen (15) days after the Commencement Date and the remaining 50% ($10,000) will be payable no later than thirty
               (30) days after the Commencement Date.

          (f) The Employee shall be entitled to all other benefits normally accorded to full time executive level employees of the Company. These benefits presently include:

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               (1)  A Medical  Insurance  Plan  provided  by the Company for its employees. This plan is currently underwritten by Blue Cross/Blue Shield of Texas. The Company pays 80% of the premium cost for individual employee coverage; the Company pays 50% of the premium costs for dependent coverage in this Plan. A mandatory ninety (90) day waiting period is required for all new employees.

               (2) A Dental Insurance Plan provided by the Company for its employees, currently underwritten by Delta Dental of NJ. This plan is administered in a manner similar to the Medical Plan.

               (3) The Company will provide, at no cost to the Employee, life insurance, accidental death and dismemberment insurance and long term disability insurance. The Employee will be eligible for these benefits immediately upon commencement of work for the Company. The Human Resources Department will provide details on these benefits as soon as the Employee begins work.

               (4) A 401(k) plan sponsored by the Company, which is managed by Franklin Templeton. The Employee is immediately eligible to participate in this plan; however, enrollment dates are restricted to the first calendar day of each calendar quarter.

          (g) The Employee shall develop and adhere to an annual budget for business expenses. All business expenses will be reimbursed to the Employee through the Company's expense reporting process and must be approved by the Employee's supervisor. Receipts for all expenses are requested and are mandatory for any expense above $25.00. The Company currently reimburses employees at the rate of $0.27/mile for use of personal vehicles on Company business.

          (h) The Employee shall be entitled to two (2) weeks (10 business days) of paid vacation in 1999. Thereafter, the Employee shall be entitled to three (3) weeks (15 business days) of paid vacation per year. Company policy allows for the carryover of a maximum of five (5) unused vacation days from one year to the next.

          (i) The Company will withhold taxes from the Employee's salary in accordance with its normal payroll procedures.

Section 5. TERMINATION

The following rules shall apply with respect to the termination of the Employee's employment with the Company:

          (a) In the event of the Employee's death this Agreement will terminate at the end of the calendar month in which the death occurs.

          (b) If the Employee becomes disabled, either physically or mentally, and is unable to perform his duties and functions as described herein for a continuous period of six

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               (6) months, this Agreement may be terminated by either party upon written notice to the other. If any questions arise as to whether the Employee has become so disabled as to be unable to perform the duties the position requires due to physical or mental illness the Employee shall submit to an examination by a physician jointly selected by the Company and the Employee and to whom the Employee has no reasonable objection. Following such examination the physician shall submit to the Company and the
               Employee  a  report  in  reasonable   detail  setting  forth  the
               physician's opinion as to whether the Employee is so disabled. Such report shall, for the purposes of this Agreement, be conclusive of the issue. If any such question shall arise, and the Employee fails to submit to such a physical examination, a determination by the Board of Directors of the Company as to the Employee's disability for the purposes of this Agreement shall be conclusive.

          (c) If the Employee's employment is terminated by the Company for Cause, this Agreement may be terminated by written notice to the Employee by the President/CEO or the Board of Directors detailing such Cause. In the event of termination of the Employee for Cause, the Company shall pay the Employee all accrued but unpaid salary through the date of termination, and the Company shall have no further obligations to the Employee under this Agreement. "Cause", for these purposes, shall be defined as:

               (1) dishonesty detrimental to the Company, its subsidiaries or affiliates or its employees;

               (2) a conviction of the Employee for a crime involving an act of moral turpitude;

               (3) incompetent performance or substantial and continuing inattention to or neglect of the duties and responsibilities assigned to the Employee pursuant to this Agreement, including failure to comply with reasonable requests made by the President/CEO or the Board of Directors, and failure of the Employee to cure the same within thirty (30) days after notice is given, in writing, to the Employee of these circumstances; or

               (4) a material breach of the provisions of this Agreement and the failure of Employee to cure the same within thirty (30) days of written notice of such breach.

          (d) If the Employee is terminated without Cause, the Employee will be given written notice at least thirty (30) days prior to the effective date of the termination. In such event the Employee will receive severance pay equal to six (6) months of his then current regular base salary ("Severance Pay"). The Employee will be required to sign a release agreement in the form attached hereto as Exhibit A ("Release Agreement") in order to receive this Severance Pay.

          (e) In the event of any termination of the Employee's employment, the exercisability of any stock options granted to the Employee shall be governed by the provisions of

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               the option  agreements  relating  to such stock  options  and the plan, if any, pursuant to which such options were granted.

          (f) Any termination by the Company shall be effected by a "Notice of Termination" to the Employee given in accordance with Section 10 of this Agreement. For purposes of this Agreement a Notice of Termination means a written notice (i) indicating the specific termination provisions in this Agreement relied upon by the Company; (ii) setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for the termination of the Employee and (iii) a proposed termination date not less than thirty (30) days after the date of the notice. During the thirty (30) day period following the date of such notice the Company shall give the Employee the opportunity to appear before the Board of Directors to be heard. The meeting will give the Employee an opportunity to cure or dispute any alleged basis for the termination.

          (g) Should the Employee voluntarily terminate his employment without Good Reason (as hereinafter defined) he will be required to provide notice of termination at least thirty (30) days prior to the effective date of the termination. In such event, any severance pay provided to the Employee will be determined by the President/CEO and the Board of Directors and the amount of such severance pay will be at their sole discretion. The Employee will be required to sign a Release Agreement in order to receive any such severance pay.

          (h) If the Employee voluntarily terminates his employment with the Company for Good Reason, the Company shall pay to the Employee the Severance Pay that would have been payable by the Company to the Employee under Section 5(d) of this Agreement if the Employee's employment by the Company had been terminated by the Company without Cause. The Employee will be required to sign a Release Agreement in order to receive this Severance Pay. "Good Reason," for these purposes, shall be defined as:

               (1) the assignment to the Employee of any material duties inconsistent in any material respect with the Employee's duties as defined hereunder or any other action by the Company that results in a material diminution in the Employee's position, authority, duties or responsibilities from those contemplated by Section 1 of this Agreement that is not remedied by the Company within thirty (30) days after receipt of written notice from the Employee of the same;

               (2) the Company's requiring the Employee to be regularly based at any office or location more than 60 miles outside of East Brunswick, NJ, except for travel reasonably required in the performance of the Executive's responsibilities; or

               (3) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement that is not remedied by the Company within thirty (30) days after receipt of written notice from the Employee of the same.

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Section 6. CONFIDENTIALITY

The Employee is required to sign, as a condition of employment, a confidential information and invention assignment agreement in the form attached hereto as Exhibit B (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Employee's obligation under such Confidentiality Agreement shall extend beyond the termination of this Employment Agreement as set forth in the Confidentiality Agreement.

Section 7. CONFLICTING AGREEMENTS

The Employee represents and warrants that he is free to enter into this Agreement; he has not made, and will not make, any agreements in conflict with this Agreement; he will not disclose to the Company any trade secrets or confidential information that are the property of any former employer(s).

Section 8. ASSIGNMENTS

          (a) Neither this agreement nor any right or interest hereunder shall be assignable by the Employee without prior written consent of the Company or by the Company without prior written consent of the Employee, except that the Company may assign its rights hereunder in connection with the sale or disposition of the business and assets of the Company in whole or in substantial part.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to assignment, encumbrance, charge, pledge or assignment by operation of law, and any attempt to effect such action will be void and of no effect.

          (c) This Agreement shall be binding upon and inure and to the benefit of the Company and the Employee and their respective heirs, administrators, executors, successors and assigns.

Section 9. SEVERABILITY

If any provision of this Agreement shall be declared invalid or unenforceable the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

Section 10. NOTICE

All notices to be sent under this Agreement shall be given in writing and shall be sufficient when delivered by hand or by recognized courier (such as Federal Express) or three (3) business days after deposit in the United States Mail, by registered or certified mail, addressed to the Company, or to the Employee, at their respective addresses, or to any such other address as may be designated in writing by each party to the other party hereto.

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Section 11. WAIVERS

The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not be deemed a waiver of any subsequent breach of this Agreement or such term or obligation.

Section 12. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the Employee and the Company with respect to the Employee's employment. No modification or waiver of any provisions of this Agreement shall be made unless made in writing and signed by the Employee and by such person on behalf of the Company and as the Board of Directors may designate for such purposes.

Section 13. GOVERNING LAW

The interpretation, construction and application of this Agreement and the Confidentiality Agreement shall be governed by the internal laws of the State of New Jersey.

Section 14. CAPTIONS

The captions set forth in this Agreement are for convenience only and shall not be considered as part of the Agreement or in any way limiting or amplifying the terms and provisions hereof.

IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Agreement as of the date first stated above.


ECOSCIENCE CORPORATION



By:________________________
    Michael A. DeGiglio
    Chief Executive Officer

EMPLOYEE



By:________________________
    Kenneth S. Hollander


                               [exhibits omitted]

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